Ex.2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:
:
	:	Chapter 11
WORLDCOM, INC., et al.,	:	Case No. 02-13533 (AJG)
:
	:	(Jointly Administered)
:
Debtors.	:
x

DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated: New York, New York

   October 21, 2003

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:
:
	:	Chapter 11
WORLDCOM, INC., et al.,	:	Case No. 02-13533 (AJG)
:
	:	(Jointly Administered)
:
Debtors.	:
x

DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WorldCom, Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession, propose the following joint plan of reorganization under section 1121 (a) of title 11 of the United States Code:

ARTICLE I

DEFINITIONS AND CONSTRUCTION OF TERMS

Definitions. As used herein, the following terms have the respective meanings specified below:

1.01. 364-Day Facility means that certain $2.65 billion 364-day revolving credit facility, dated as of June 8, 2001, among WorldCom as borrower and Bank of America, N.A. and The Chase Manhattan Bank as co-administrative agents, Banc of America Securities LLC and J.P. Morgan Securities Inc. as joint lead arrangers and joint book managers, Banc of America Securities LLC, J.P. Morgan Securities Inc., Salomon Smith Barney Inc., ABN Amro Bank N.V., and Deutsche Banc Alex Brown Inc. as co-arrangers, Citibank, N.A. as syndication agent, ABN Amro Bank N.V. and Deutsche Bank AG New York Branch as co-documentation agents, and several banks and other financial institutions as lenders.

1.02. Access Provider means an entity providing telecommunications services to the Debtors pursuant to an executory contract or a tariff filed by such entity with the Federal Communications Commission or a relevant state commission.

1.03. Ad Hoc Committee of Dissenting Bondholders means the informal committee of certain holders of MCIC Senior and Subordinated Debt Claims as set forth in the Statement pursuant to Bankruptcy Rule 2019, dated August 27, 2003, filed by counsel to the Ad Hoc Committee of Dissenting Bondholders.

1.04. Ad Hoc Committee of Intermedia Noteholders means the informal committee of certain holders of Intermedia Senior Debt Claims and Intermedia Subordinated Debt Claims.

1.05. Ad Hoc Committee of MCIC Senior Noteholders means the informal committee of certain holders of MCIC Senior Debt Claims.

1.06. Ad Hoc Committee of WorldCom Noteholders means the informal committee of certain holders of WorldCom Note Claims.

1.07. Ad Hoc MCI Trade Claims Committee means the informal committee of certain holders of Class 6 general unsecured trade claims against MCIC or its Subsidiaries as set forth in the Statement pursuant to Bankruptcy Rule 2019, dated August 12, 2003, filed by counsel to the Ad Hoc MCI Trade Claims Committee.

1.08. Ad Hoc MCI Trade Claims Committee Claims means the WorldCom General Unsecured Claims and MCI Pre-merger Claims represented by the Ad Hoc MCI Trade Claims Committee.

1.09. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.05 of the Plan.

1.10. Allowed means, with reference to any Claim against the Debtors, (i) any Claim that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any Claim allowed hereunder, (iii) any Claim that is not Disputed, (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or under Section 7.06 of the Plan, or (v) any Claim that, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

1.11. ASR means a document known in the telecommunications industry as an “Access Service Request” under which an entity elects to purchase certain non usage-sensitive telecommunications services from an Access Provider for a specified period of time. Solely for purposes of the Plan, ASRs under which the Debtors elected to purchase certain non usage-sensitive telecommunications services for a term of more than thirty (30) days are treated as executory contracts; provided, however, that for purposes of the Plan, ASRs under which the Debtors elected to purchase certain non usage-sensitive telecommunications services for a term of thirty (30) days or less are not treated as executory contracts.

1.12. Ballot means the form distributed to each holder of an impaired Claim that is entitled to vote to accept or reject the Plan on which is to be indicated (i) acceptance or rejection of the Plan and (ii) in the case of Class 6 WorldCom General Unsecured Claims and Class 12 Intermedia General Unsecured Claims that are Allowed in an amount greater than forty thousand ($40,000) dollars, whether such holder elects to treat its Claim as a Convenience Claim under the Plan.

1.13. Bank Actions means any and all Causes of Action of the Banks against the Debtors, the Reorganized Debtors, or any of their respective current or former officers or directors relating to or arising from the 364-Day Facility and the Revolving Credit Facility or the funding of any amounts thereunder, including without limitation, the Constructive Trust Action and the Maryland Action.

1.14. Bank Claims means all Claims of the Banks arising under the 364-Day Facility and the Revolving Credit Facility.

1.15. Bank Settlement means the settlement pursuant to Bankruptcy Rule 9019 under which the Banks party to the Constructive Trust Action will receive a Class 3A Allowed Claim entitling them to New Notes in the aggregate principal amount of seventy-five million ($75,000,000) dollars in exchange for, among other things, dismissals with prejudice of the Constructive Trust Action and the Maryland Action. The Allowed Class 5 Claims of the Banks receiving distributions under the Bank Settlement shall be reduced by an amount equal to the Class 3A distributions such Banks receive.

1.16. Bank Settlement Claims means all Claims of the Banks arising under the Bank Settlement.

1.17. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.18. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

1.19. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

1.20. Banks means, collectively, the banks and financial institutions that are parties to the 364-Day Facility and the Revolving Credit Facility and their successors and assigns.

1.21. Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.22. Cash means legal tender of the United States of America.

1.23. Causes of Action means, without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.24. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors styled In re WorldCom, Inc., et al., Chapter 11 Case No. 02-13533 (AJG), which are currently pending before the Bankruptcy Court.

1.25. Claim shall have the meaning set forth in section 101 of the Bankruptcy Code.

1.26. Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

1.27. Class 10 Election Form means the letter of transmittal or similar form upon which the holders of MCIC Subordinated Debt Claims may elect to receive New Notes or Cash in full and complete satisfaction of such Allowed Claims.

1.28. Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.29. Commencement Date means July 21, 2002 with respect to the Debtors identified on Exhibit A1 hereto and November 8, 2002 with respect to the Debtors identified on Exhibit A2 hereto.

1.30. Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.31. Company means WorldCom together with approximately 225 direct and indirect domestic Debtor and Non-Debtor Subsidiaries and 200 foreign Non-Debtor Subsidiaries and affiliates.

1.32. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.33. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.34. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.35. Constructive Trust Action means the action styled ABN Amro Bank N.V., et al. v. WorldCom, Inc., 02 Civ. 5437 (JSR), which is pending in the United States District Court for the Southern District of New York.

1.36. Convenience Claim means any General Unsecured Claim that is (i) Allowed in an amount of forty thousand ($40,000) dollars or less or (ii) Allowed in an amount greater than forty thousand ($40,000) dollars but which is reduced to forty thousand ($40,000) dollars by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any General Unsecured Claim that was originally Allowed in excess of forty thousand ($40,000) dollars may not be subdivided into multiple General Unsecured Claims of forty thousand ($40,000) dollars or less for purposes of receiving treatment as a Convenience Claim.

1.37. Covered Parties means (i) the current and former members, partners, officers, directors, and employees of the Committee and its members (but solely in their capacity as such) and (ii) the members, partners, officers, directors, and employees of the Ad Hoc Committee of Intermedia Holders, the Ad Hoc Committee of MCIC Senior Noteholders, the Ad Hoc Committee of WorldCom Noteholders, the MatlinPatterson Investors, and Silver Lake, and each of their members, as of April 14, 2003 (but solely in their capacity as such).

1.38. Culpable Individual means any director, officer, or employee of the Debtors who, (i) in connection with any alleged pre-Commencement Date accounting improprieties, was discharged or whose resignation was accepted on account of such individual’s knowledge of or participation in such accounting improprieties, (ii) is or has been convicted of a crime, found in fact in any judicial or alternative dispute resolution proceeding to have committed fraud or to have received unjust enrichment, or is or has been sued by WorldCom or any assignee on such grounds, or (iii) has ever failed to repay or, is otherwise in default of, any corporate loans from one or more of the Debtors.

1.39. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.40. Debtors means each of the entities listed on Exhibits A1 and A2 to the Plan.

1.41. Disbursing Agent means any Debtor entity in its capacity as Disbursing Agent pursuant to Section 6.03 of the Plan.

1.42. Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.43. Disputed means, with reference to any Claim, any Claim proof of which was timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtors as to its amount only, shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

1.44. Distribution Notification Date means the day that is three (3) Business Days from and after the Confirmation Date.

1.45. Effective Date means the first (1st) Business Day on which the conditions specified in Section 11.01 of the Plan have been satisfied or waived.

1.46. Electing Holder means, collectively, the holders of WorldCom Senior Debt Claims, Intermedia Senior Debt Claims, and Intermedia Subordinated Debt Claims that elect on a properly completed Election Form to receive New Notes or New Common Stock or a combination thereof.

1.47. Election Form means the letter of transmittal or similar form, which shall include the provisions set forth in Section 5.11 of the Plan, upon which the holders of WorldCom Senior Debt Claims, Intermedia Senior Debt Claims, and Intermedia Subordinated Debt Claims may elect to receive New Notes or New Common Stock (or a combination thereof) in full and complete satisfaction of such Allowed Claims.

1.48. Equity Interest means any share of common or preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.49. Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.50. General Unsecured Claim means any Claim other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Bank Settlement Claim, WorldCom Senior Debt Claim, WorldCom Subordinated Claim, MCIC Senior Debt Claim, MCIC Subordinated Debt Claim, Intermedia Senior Debt Claim, or Intermedia Subordinated Debt Claim.

1.51. Indentures means, collectively, the Intermedia Senior Notes Indentures, the Intermedia Subordinated Notes Indenture, the MCIC Senior Notes Indentures, and the WorldCom Notes Indentures.

1.52. Indenture Trustees means, collectively, the Intermedia Senior Notes Indenture Trustee, the Intermedia Subordinated Notes Indenture Trustee, the MCIC Senior Notes Indenture Trustee, the MCIC Subordinated Notes Indenture Trustee, and the WorldCom Notes Indenture Trustee.

1.53. Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors’ insurance policies.

1.54. Intermedia means Intermedia Communications Inc., a Delaware corporation.

1.55. Intermedia Avoidance Claims means the Claims, Causes of Action, and any other avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code relating to or arising from the issuance of the Intermedia Intercompany Note and all transfers alleged to be in respect thereof.

1.56. Intermedia Debtors means, collectively, Access Network Services, Inc., Access Virginia, Inc., Business Internet, Inc., Express Communications, Inc., ICI Capital LLC, Intermedia, Intermedia Capital, Inc., Intermedia Communications of Virginia, Inc., Intermedia Investment, Inc., Intermedia Licensing Company, Intermedia Services LLC, National Telecommunications of Florida, Inc., Netwave Systems, Inc., NTC, Inc., WorldCom Intermedia Communications Corporation f/k/a Shared Technologies Fairchild Communications Corporation, WorldCom Intermedia Telecom, Inc. f/k/a Shared Technologies Fairchild Telecom, Inc., and WorldCom Intermedia, Inc. f/k/a Shared Technologies Fairchild, Inc.

1.57. Intermedia Equity Interests means any Equity Interest in Intermedia issued and outstanding on the Commencement Date other than the Intermedia Preferred Stock.

1.58. Intermedia General Unsecured Claim means any General Unsecured Claim against any of the Intermedia Debtors other than Convenience Claims.

1.59. Intermedia Intercompany Note means the Note, dated July 1, 2001, issued by WorldCom to Intermedia.

1.60. Intermedia Intercompany Note Claim means the Claim of Intermedia arising under the Intermedia Intercompany Note. Except as otherwise provided in the Plan, the Intermedia Intercompany Note Claim shall be treated as a WorldCom General Unsecured Claim.

1.61. Intermedia Preferred Stock means all 13.5% series B redeemable exchangeable preferred stock of Intermedia issued and outstanding on the Commencement Date.

1.62. Intermedia Senior Debt Claims means any Claim arising under the Intermedia Senior Notes Indentures.

1.63. Intermedia Senior Notes Indentures means, collectively, (i) the senior discount notes indenture, dated July 9, 1997, between Intermedia and the Intermedia Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 11 1/4% Senior Discount Notes due 2007; (ii) the senior notes indenture, dated October 30, 1997, between Intermedia and the Intermedia Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 8?% Senior Notes due 2008; (iii) the senior notes indenture, dated December 23, 1997, between Intermedia and the Intermedia Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 8 1/2% Senior Notes due 2008; (iv) the senior notes indenture, dated May 27, 1998, between Intermedia and the Intermedia Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the 8.6% Senior Notes due 2008; and (v) the senior notes indenture, dated February 24, 1999, between Intermedia and the Intermedia Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 9 1/2% Senior Notes due 2009.

1.64. Intermedia Senior Notes Indenture Trustee means SunTrust Bank f/k/a SunTrust Bank, Central Florida, N.A. in its capacity as indenture trustee under the Intermedia Senior Notes Indentures or its duly appointed successor.

1.65. Intermedia Subordinated Debt Claims means all Claims arising under the Intermedia Subordinated Notes Indenture.

1.66. Intermedia Subordinated Notes Indenture means the senior subordinated notes indenture, dated February 24, 1999, between Intermedia and the Intermedia Subordinated Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 12 1/4% Senior Subordinated Discount Notes due 2009.

1.67. Intermedia Subordinated Notes Indenture Trustee means SunTrust Bank f/k/a SunTrust Bank, Central Florida, N.A. in its capacity as indenture trustee under the Intermedia Subordinated Notes Indenture or its duly appointed successor.

1.68. Lien shall have the meaning set forth in section 101 of the Bankruptcy Code.

1.69. Management Restricted Stock shall have the meaning set forth in Section 9.06 of the Plan.

1.70. MatlinPatterson Investors means (i) MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Phoenix SPV L.L.C., their investment advisor, managing member and other affiliates, and the successors and assigns of any of the forgoing; and (ii) Bain Capital Investors, LLC, Brookside

Capital Management, LLC, Sankaty Credit Opportunities Member, LLC, their respective affiliates, and the successors and assigns of any of the forgoing.

1.71. Maryland Action means the action styled ABN Amro Bank N.V., et al. v. Susan Mayer, Case No. 235174, which is pending in the Circuit Court for Montgomery County, Maryland.

1.72. MCIC means MCI Communications Corporation, a Delaware corporation.

1.73. MCIC Senior Debt Claims means all Claims arising under the MCIC Senior Notes Indentures.

1.74. MCIC Senior Notes Indentures means, collectively, (i) the senior debt indenture, dated October 15, 1989, between MCIC and the MCIC Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 7 1/2% Senior Notes due August 20, 2004; 8 1/4% Senior Debentures due January 20, 2023; 7 3/4% Senior Debentures due March 15, 2024; and 7¾% Senior Debentures due March 23, 2025 and (ii) the senior debt indenture, dated February 17, 1995, between MCIC and the MCIC Senior Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of the 6.95% Senior Notes due August 15, 2006; 6 1/2% Senior Notes due April 15, 2010; and 7.125% Debentures due June 15, 2027.

1.75. MCIC Senior Notes Indenture Trustee means Law Debenture Trust Company of New York, as successor in interest to Wilmington Trust Company (as successor to Citibank, N.A.), in its capacity as indenture trustee under the MCIC Senior Notes Indentures or its duly appointed successor.

1.76. MCIC Subordinated Debt Claims means all Claims arising under the MCIC Subordinated Notes Indenture.

1.77. MCIC Subordinated Notes Indenture means the junior subordinated deferrable interest debentures indenture and the supplemental indenture #1, each dated May 29, 1996, between MCIC and HSBC Bank USA as indenture trustee, and all of the documents and instruments relating thereto, including any guarantees by any of the Debtors in respect thereof, as amended, supplemented, modified, or restated as of the Commencement Date.

1.78. MCIC Subordinated Notes Indenture Trustee means HSBC Bank USA in its capacity as successor indenture trustee to Wilmington Trust Company under the MCIC Subordinated Notes Indenture or its duly appointed successor.

1.79. MCI Pre-merger Claim means an Allowed General Unsecured Claim against the WorldCom Debtors, to the extent the holder of which can establish in writing, with supporting documentation, to the Debtors’ satisfaction and, until the Effective Date, on reasonable notice to the Committee, that (i) its Claim arises solely from an individual transaction or series of transactions that was fully completed on or before September 13, 1998 and (ii) it relied on the separate credit of MCIC or any subsidiary of MCIC as of or prior to September 13, 1998. The

Debtors do not concede that the mere existence of a contract dated on or before September 13, 1998 constitutes reliance. To the extent the Debtors do not agree that a claimant holds an MCI Pre-merger Claim, the Court shall resolve such dispute in accordance with the foregoing criteria after notice and hearing.

1.80. Merger Subsidiary means New Intermedia Company, a first-tier, wholly-owned Subsidiary of WorldCom.

1.81. New Common Stock means the common stock of Reorganized WorldCom authorized and to be issued pursuant to the Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting, and other matters as are provided for by applicable nonbankruptcy law and in the Reorganized WorldCom Certificate of Incorporation and the Reorganized WorldCom By-laws.

1.82. New Employee Stock Purchase Plan means the Employee Stock Purchase Plan to be adopted by Reorganized WorldCom, which shall be in substantially the form contained in the Plan Supplement.

1.83. New Management Restricted Stock Plan means the Management Restricted Stock Plan to be adopted by Reorganized WorldCom, which shall be in substantially the form contained in the Plan Supplement.

1.84. New Notes means the senior unsecured notes, which may be issued in one (1) or more series, in a minimum principal amount of four billion five hundred million ($4,500,000,000) dollars and a maximum principal amount of five billion six hundred sixty-five million ($5,665,000,000) dollars authorized and issued pursuant to the Plan by Reorganized WorldCom on the Effective Date, the terms of which are governed by the New Notes Indenture.

1.85. New Notes Indenture means the senior unsecured notes indenture, dated as of the Effective Date, between Reorganized WorldCom and an indenture trustee to be designated by WorldCom or Reorganized WorldCom, governing the New Notes, which shall be in the form set forth in the Plan Supplement. The New Notes shall include, without limitation, the principal terms set forth in Exhibit B to the Plan. It is the intention of the Debtors that the New Notes will be structured to trade at par value upon issuance; provided, however, that there shall be no legal recourse nor any adjustments or modifications to the New Notes if the New Notes do not trade at par value upon issuance.

1.86. Non-Debtor Subsidiary means any direct or indirect Subsidiary of WorldCom that is not a Debtor; provided, however, that Non-Debtor Subsidiary shall not include Digex, Inc.

1.87. Non-Specifying Holder means any holder of a WorldCom Senior Debt Claim, Intermedia Senior Debt Claim, or Intermedia Subordinated Debt Claim to the extent such holder fails to validly specify an election on its Election Form.

1.88. Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

1.89. Other Secured Claim means any Secured Claim, other than a Secured Tax Claim.

1.90. Oversubscription means that Electing Holders have elected to receive New Notes in an aggregate principal amount greater than three billion three hundred fifty-three million ($3,353,000,000) dollars; provided, however, that to the extent the Bank Settlement is not consummated, the Oversubscription threshold amount and the amount set forth in Section 1.90(i) of the Plan shall be three billion four hundred twenty-eight million ($3,428,000,000) dollars.

1.91. Oversubscription Rate means the quotient of (i) three billion three hundred fifty-three million ($3,353,000,000) dollars divided by (ii) the aggregate principal amount of New Notes elected by the Electing Holders.

1.92. Pension Plans means, collectively, the WorldCom International Data Services, Inc. Pension Plan and the Pension Plan for Employees of MCI Communications Corporation and its Subsidiaries.

1.93. Personal Injury Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from a personal injury or wrongful death allegation. A Personal Injury Claim may also be an Insured Claim.

1.94. Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, either in its present form or as the same may be altered, amended, or modified from time to time.

1.95. Plan Supplement means the document containing the forms of documents specified in Section 13.08 of the Plan.

1.96. Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.97. Pro Rated Claim means, with respect to a holder of a WorldCom Senior Debt Claim, Intermedia Senior Debt Claim, or Intermedia Subordinated Debt Claim, the product of (i) the portion of such holder’s Allowed Claim on account of which such holder has elected to receive New Notes in respect of such Claim multiplied by (ii) the Oversubscription Rate.

1.98. Registration Rights Agreement means a registration rights agreement to be entered into pursuant to Section 6.09 of the Plan.

1.99. Registration Rights Holder means each holder of an Allowed Claim (i) receiving a distribution pursuant to the Plan of ten (10%) percent or greater of the New Common Stock, (ii) that the Company reasonably determines is an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the New Common Stock or New Notes that such holder received pursuant to the Plan, (iii) that the Company reasonably determines is subject to resale restrictions on any New Common Stock that such holder received pursuant to the Plan by operation of Rule 144 of the Securities Act of 1933, or (iv) that the Company agrees shall be a Registration Rights Holder.

1.100. Remaining Claim means, with respect to a holder of a WorldCom Senior Debt Claim, Intermedia Senior Debt Claim, and Intermedia Subordinated Debt Claim, the remainder of (i) such holder’s Allowed Claim in respect of such Claim minus (ii) such holder’s Pro Rated Claim.

1.101. Reorganized Debtors means, collectively, each of the Debtors on and after the Effective Date.

1.102. Reorganized WorldCom means WorldCom on and after the Effective Date.

1.103. Reorganized WorldCom By-laws means the amended and restated by-laws of Reorganized WorldCom, which shall be in substantially the form contained in the Plan Supplement.

1.104. Reorganized WorldCom Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized WorldCom, which shall be in substantially the form contained in the Plan Supplement.

1.105. Revolving Credit Facility means that certain $1.6 billion revolving credit facility, dated as of June 8, 2001, among WorldCom as borrower and Bank of America, N.A. and The Chase Manhattan Bank as co-administrative agents, Banc of America Securities LLC and J.P. Morgan Securities Inc. as joint lead arrangers and joint book managers, Banc of America Securities LLC, J.P. Morgan Securities Inc., Salomon Smith Barney Inc., ABN Amro Bank N.V., and Deutsche Banc Alex Brown Inc. as co-arrangers, Citibank, N.A. as syndication agent, ABN Amro Bank N.V. and Deutsche Bank AG New York Branch as co-documentation agents, and several banks and other financial institutions as lenders.

1.106. Schedules means the schedules of assets and liabilities, the lists of holders of Equity Interests, and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the Confirmation Date.

1.107. Secured Claim means any Claim (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.108. Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

1.109. Securities Litigation Claim means any Claim against any of the Debtors, other than the Claim of the Securities and Exchange Commission that is subject to a compromise and settlement with the Debtors, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the forgoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the forgoing Claims, or, (iv) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

1.110. Silver Lake means Silver Lake Phoenix LLC, its affiliates, and the successors and assigns of any of the foregoing.

1.111. Subsequent Distribution Date means the twentieth (20th) day after the end of each calendar quarter after the occurrence of the Effective Date.

1.112. Subsidiary means (i) any corporation, association, or other business entity of which more than fifty (50%) percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by WorldCom or one or more of the other Subsidiaries of WorldCom (or any combination thereof) and (ii) any partnership or limited liability company (A) the sole general partner, the managing general partner, or the managing member of which is WorldCom or one or more of the other Subsidiaries of WorldCom (or any combination thereof) or (B) the only general partners or members of which are WorldCom or one or more of the other Subsidiaries of WorldCom (or any combination thereof).

1.113. Tariff Services means telecommunications services required to be provided by an Access Provider pursuant to a tariff filed by such Access Provider with the Federal Communications Commission or a relevant state commission. For purposes of the Plan, the obligation of an Access Provider to provide Tariff Services does not arise under an executory contract, except to the extent services are provided pursuant to an ASR.

1.114. Tax Code means the Internal Revenue Code of 1986, as amended.

1.115. Trading Order means the Final Order Pursuant to Sections 362 and 105(a) of the Bankruptcy Code Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtors, dated March 4, 2003.

1.116. Under subscription means that Electing Holders have elected New Notes in the aggregate principal amount of less than two billion three hundred fifty-three million ($2,353,000,000) dollars, in which case, New Notes, in an amount equal to the shortfall, shall be distributed first, proportionately to Non-Specifying Holders and, second, if any shortfall remains, proportionately to all Electing Holders electing any New Common Stock with a concomitant reduction in the amount of New Common Stock distributed to such Electing Holders; provided, however, that to the extent the Bank Settlement is not consummated, the Undersubscription threshold amount shall be two billion four hundred twenty-eight million ($2,428,000,000) dollars.

1.117. WorldCom means WorldCom, Inc., a Georgia corporation.

1.118. WorldCom Debtors means, collectively, each of the Debtors, other than the Intermedia Debtors.

1.119. WorldCom Equity Interest means any Equity Interest in any of the WorldCom Debtors issued and outstanding on the Commencement Date, including, without limitation, (i) 7.0% series D junior convertible preferred stock issued by WorldCom, (ii) 7.0% series E junior convertible preferred stock issued by WorldCom, (iii) 7.0% series F junior convertible preferred stock issued by WorldCom, and (iv) Class A preferred stock issued by MCI WorldCom Synergies Management Co. Inc.

1.120. WorldCom General Unsecured Claim means any General Unsecured Claim against any of the WorldCom Debtors other than Convenience Claims and MCI Pre-merger Claims.

1.121. WorldCom Note Claims means any Claim arising under the WorldCom Notes Indentures.

1.122. WorldCom Notes Indentures means, collectively, (i) the indenture, dated March 1, 1997, between WorldCom and the WorldCom Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of 6 1/4% Notes due August 15, 2003; 7.55% Senior Notes due April 1, 2004; 6.40% Notes due August 15, 2005; 7 3/4% Senior Notes due April 1, 2007; 7 3/4% Senior Notes due April 1, 2027; and 6.95% Notes due August 15, 2028 and (ii) the indenture, dated April 12, 2000, between WorldCom and the WorldCom Notes Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated as of the Commencement Date, which provided for the issuance of 7.875% Unsecured Notes due May 15, 2003; 6 1/2% Unsecured Notes due May 15, 2004; 7? % Notes due January 15, 2006; 7? % Restricted Notes due January 15, 2006; 8% Unsecured Notes due May 15, 2006; 6 3/4% Eurodollar Notes due May 15, 2008; 7 1/4% Pound Sterling Notes due May 15, 2008; 8 1/4% Unsecured Notes due May 15, 2031; 8 1/4% Unsecured Notes due May 15, 2010; 7 1/2% Unsecured Notes due May 15, 2011.

1.123. WorldCom Notes Indenture Trustee means Wilmington Trust Company, as successor to Chase Manhattan Trust Company, N.A., in its capacity as indenture trustee under the WorldCom Notes Indentures or its duly appointed successor.

1.124. WorldCom Senior Debt Claims means (i) all WorldCom Note Claims and (ii) the Bank Claims.

1.125. WorldCom Subordinated Claims means (i) all Securities Litigation Claims and, (ii) to the extent permitted by applicable law and after notice and a hearing, all fines, penalties, Claims for disgorgement, or order of restitution against the Debtors; provided, however, that in accordance with 18 U.S.C. § 3613(e) nothing herein shall apply to any fine, penalty, Claim for disgorgement, or order of restitution entered or ordered in connection with any criminal action or criminal proceeding by the United States.

Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II

TREATMENT OF ADMINISTRATIVE

EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.01. Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.02. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is ninety (90) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (A) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (B) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors.

2.03. Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five (5.0%) percent, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Tax Claims	Impaired	Yes
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 3A	Bank Settlement Claims	Impaired	Yes
Class 4	Convenience Claims	Impaired	Yes
Class 5	WorldCom Senior Debt Claims	Impaired	Yes
Class 6	WorldCom General Unsecured Claims	Impaired	No (deemed to reject)
Class 6A	MCI Pre-merger Claims	Impaired	No (deemed to reject)
Class 6B	Ad Hoc MCI Trade Claims Committee Claims	Impaired	No (deemed to accept)
Class 7	WorldCom Subordinated Claims	Impaired	No (deemed to reject)
Class 8	WorldCom Equity Interests	Impaired	No (deemed to reject)
Class 9	MCIC Senior Debt Claims	Impaired	Yes
Class 10	MCIC Subordinated Debt Claims	Impaired	Yes
Class 11	Intermedia Senior Debt Claims	Impaired	Yes
Class 12	Intermedia General Unsecured Claims	Impaired	Yes
Class 13	Intermedia Subordinated Debt Claims	Impaired	Yes
Class 14	Intermedia Preferred Stock	Impaired	No (deemed to reject)
Class 15	Intermedia Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01. CLASS 1 – OTHER PRIORITY CLAIMS.

(a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

4.02. CLASS 2 – SECURED TAX CLAIMS.

(a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to five (5.0%) percent, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

4.03. CLASS 3 – OTHER SECURED CLAIMS.

(a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors: (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable; or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

4.04. CLASS 3A – BANK SETTLEMENT CLAIMS.

(a) Impairment and Voting. Class 3A is impaired by the Plan. Each holder of an Allowed Bank Settlement Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The Bank Settlement Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $75,000,000.

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of a Bank Settlement Claim shall receive its pro rata share of New Notes in the aggregate principal amount of seventy-five million ($75,000,000) dollars; provided, however, to the extent the holder of a Bank Settlement Claim does not hold the Bank Claim arising from the same underlying obligation, then 35.7% of such holder’s distribution on account of the Bank Settlement Claim shall be paid to the holder(s) of the underlying Bank Claim. Allowance and distributions on account of Bank Settlement Claims is expressly contingent upon the prior dismissals with prejudice of the Constructive Trust Action and the Maryland Action. The Allowed Class 5 Claims of the Banks receiving distributions pursuant to this Section 4.04(c) shall be reduced by an amount equal to the Class 3A distributions such Banks receive.

4.05. CLASS 4 – CONVENIENCE CLAIMS.

(a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to the lesser of (i) .40 multiplied by the Allowed amount of such Convenience Claim or (ii) sixteen thousand ($16,000) dollars, in full and complete satisfaction of such Allowed Claim; provided, however, that if the holders of Class 4 Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims shall be treated as holders of Allowed WorldCom General Unsecured Claims or Allowed Intermedia General Unsecured Claims, as appropriate, and treated in accordance with Section 4.07 or 4.13 of the Plan, respectively; provided further, however, that in such event any election by a holder of an Allowed Convenience Claim to reduce the amount of its Allowed Claim to forty thousand ($40,000) dollars shall be null and void.

4.06. CLASS 5 – WORLDCOM SENIOR DEBT CLAIMS.

(a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed WorldCom Senior Debt Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The WorldCom Note Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $24,728,100,760. The Bank Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $2,583,940,356 plus the amount of letters of credit issued and outstanding as of the Commencement Date under the Revolving Credit Facility that are actually drawn prior to replacement or expiration of such letters of credit; provided, however, that to the extent the Bank Settlement is not consummated, the Bank Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $2,658,940,356 plus the amount of letters of credit issued and outstanding as of the Commencement Date under the Revolving Credit Facility that are actually drawn prior to replacement or expiration of such letters of credit.

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed WorldCom Senior Debt Claim may elect on the Election Form, and shall receive on account of such Claim (i) 14.28 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed WorldCom Senior Debt Claim or (ii) New Notes in a principal amount equal to .357 multiplied by the Allowed amount of such WorldCom Senior Debt Claim, or a combination thereof as set forth on a properly delivered Election Form or as modified in the event of an Undersubscription or Oversubscription, in full and complete satisfaction of such Allowed Claim. The distributions to Allowed WorldCom Senior Debt Claims shall be subject to modification on account of an Undersubscription. In addition, the holders of Allowed WorldCom Senior Debt Claims shall receive a pro rata share of Cash in an amount equal to the reasonable fees and expenses of the WorldCom Notes Indenture Trustee and the Bank of America (in its capacity as agent under the 364-Day Facility and Revolving Credit Facility) and its counsel in accordance with Section 5.09 of the Plan, provided, however, in no event shall the distributions on account of the reasonable fees and expenses of the Bank Agent and its counsel exceed an amount equal to 10.7% of the reasonable fees and expenses of the WorldCom Notes Indenture Trustee and its counsel.

(d) Oversubscription. In the event of an Oversubscription, each Electing Holder in Class 5 shall receive (i) New Notes in a principal amount equal to the product of .357 multiplied by such holder’s Pro Rated Claim and (ii) 14.28 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Remaining Claim; provided, however, the Debtors shall distribute a disproportionately greater amount of New Notes to an Electing Holder (not to exceed the amount of New Notes originally elected by such holder) or to a Non-Specifying Holder to the extent necessary, as determined in the reasonable discretion of the Debtors, to (A) avoid any person from becoming a “5% shareholder” or “5% entity” (within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) of Reorganized WorldCom or (B) otherwise minimize the amount of New Common Stock that would be treated as owned for section 382 purposes by any “5% shareholder” or “5% entity” of Reorganized WorldCom or by any person to whom any presumption under section 382, which depends upon the ownership of less than five (5%) percent of New Common Stock, would not apply. Holders of WorldCom Senior Debt Claims that are Non-Specifying Holders shall be deemed to have elected, and shall receive, New Common Stock; provided, however, that in the event of an Undersubscription, such holders shall be deemed to have elected, and shall receive, New Notes.

4.07. CLASS 6 – WORLDCOM GENERAL UNSECURED CLAIMS.

(a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed WorldCom General Unsecured Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of a WorldCom General Unsecured Claim shall receive (i) 7.14 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed WorldCom General Unsecured Claim and (ii) Cash in an amount equal to .1785 multiplied by the Allowed amount of such WorldCom General Unsecured Claim, in full and complete satisfaction of such Allowed Claim.

4.08. CLASS 6A – MCI PRE-MERGER CLAIMS.

(a) Impairment and Voting. Class 6 A is impaired by the Plan. Each holder of an Allowed MCI Pre-merger Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed MCI Pre-merger Claim shall receive (i) 7.14 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed MCI Pre- merger Claim and (ii) Cash in an amount equal to .4215 multiplied by the Allowed amount of such MCI Pre- merger Claim in full and complete satisfaction of such Allowed Claim; provided, however, that if a holder of an MCI Pre- merger Claim is a member of the Ad Hoc MCI Trade Claims Committee, then such holder’s recovery, if any, as a holder of an MCI Pre-merger Claim shall be reduced by the amount received by such holder on account of such Claim pursuant to the contributions set forth in Sections 4.12 and 4.13 of the Plan.

4.09. CLASS 6B – AD HOC MCI TRADE CLAIMS COMMITTEE CLAIMS.

(a) Impairment and Voting. Class 6B is impaired by the Plan. Each holder of an Ad Hoc MCI Trade Claims Committee Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Ad Hoc MCI Trade Claims Committee Claims are classified in Class 6B solely for voting purposes. For distribution purposes, each holder of an Allowed Ad Hoc MCI Trade Claims Committee Claim shall be treated as the holder of an Allowed WorldCom General Unsecured Claim and shall receive on account of such Claim the treatment set forth in Section 4.07(b) of the Plan; provided, however, that, to the extent the holder of an Allowed Ad Hoc MCI Trade Claims Committee Claim can establish that it holds an Allowed MCI Pre-merger Claim, such holder shall be treated as the holder of an Allowed MCI Pre-merger Claim and shall receive on account of such Claim the treatment set forth in Section 4.08(b) of the Plan.

4.10. CLASS 7 – WORLDCOM SUBORDINATED CLAIMS.

(a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of a WorldCom Subordinated Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The holders of WorldCom Subordinated Claims shall not receive any distributions on account of such Claims and shall not retain any property under the Plan. The Plan shall neither impair nor create any right of any holder of a WorldCom Subordinated Claim to assert such Claim against any of the Debtors’ insurance policies. In accordance with 18 U.S.C. § 3613(e), nothing in this Plan or any document or order associated herewith shall subordinate or affect any fine, penalty, Claim for disgorgement, or order of restitution entered or ordered in connection with any criminal action or criminal proceeding by the United States.

4.11. CLASS 8 – WORLDCOM EQUITY INTERESTS.

(a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of a WorldCom Equity Interest is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The holders of WorldCom Equity Interests shall not receive any distributions on account of such interests. On the Effective Date, all WorldCom Equity Interests shall be extinguished.

4.12. CLASS 9 – MCIC SENIOR DEBT CLAIMS.

(a) Impairment and Voting. Class 9 is impaired by the Plan. Each holder of an Allowed MCIC Senior Debt Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The MCIC Senior Debt Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $2,650,084,583, of which $2,590,000,000 represents principal (upon which the $0.792 per dollar distribution shall be calculated) and $60,084,583 represents interest accrued through the Commencement Date (upon which no distribution shall be calculated).

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed MCIC Senior Debt Claim shall receive New Notes in a principal amount equal to .80 multiplied by the Allowed principal amount of such MCIC Senior Debt Claim, in full and complete satisfaction of such Allowed Claim; provided, however, that the acceptance of the Plan by Class 9 shall constitute an agreement by the holders of Allowed MCIC Senior Debt Claims to contribute to the members of the Ad Hoc MCI Trade Claims Committee on a pro rata basis New Notes in the aggregate principal amount of twenty-one million two hundred thousand ($21,200,000) dollars out of the aggregate distribution provided to the holders of Allowed MCIC Senior Debt Claims, which contribution shall be distributed as set forth in Section 6.06 of the Plan. Except as otherwise provided for in Section 5.09(ii) of the Plan, the MCIC Senior Notes Indenture Trustee shall make distributions to or for the benefit of the beneficial holders of MCIC Senior Debt Claims such that each holder of an MCIC Senior Debt

Claim receives New Notes in an amount equal to $0.792 on the principal amount (but not unpaid interest) of its MCIC Senior Debt Claim after taking into account the above contribution. In addition, the holders of Allowed MCIC Senior Debt Claims shall receive a pro rata share of Cash in an amount equal to the reasonable fees and expenses of the MCIC Senior Notes Indenture Trustee and its counsel in accordance with Section 5.09 of the Plan.

4.13. CLASS 10 – MCIC SUBORDINATED DEBT CLAIMS.

(a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of an Allowed MCIC Subordinated Debt Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The MCIC Subordinated Debt Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $750,000,000.

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed MCIC Subordinated Debt Claim shall (pursuant to an election made in connection with the solicitation of such holders, subject to proration for an over-subscription of New Notes as set forth below) receive on account of such Claim (i) either (A) New Notes in a principal amount equal to forty-four (44%) percent of the principal amount of such holder’s Allowed Claim; provided, however, that the aggregate principal amount of New Notes distributed on account of all Allowed MCIC Subordinated Debt Claims shall not exceed one hundred sixty-five million ($165,000,000) dollars as set forth below, or (B) Cash in an amount equal to forty-two (42%) percent of the principal amount of such holder’s Allowed Claim; and (ii) such holder’s pro rata share of thirty-one million ($31,000,000) dollars in Cash; provided, however, that the acceptance of Class 10 shall constitute an agreement by all holders of Allowed MCIC Subordinated Debt Claims to contribute to the members of the Ad Hoc MCI Trade Claims Committee Cash in the amount of nineteen million ($19,000,000) dollars out of the aggregate distribution to be provided to the holders of Allowed MCIC Subordinated Debt Claims, which contribution shall be distributed as set forth in Section 6.06 of the Plan. If elections made by holders of Allowed MCIC Subordinated Debt Claims would require distribution of New Notes in a principal amount in excess of one hundred and sixty five million ($165,000,000) dollars to such holders, only one hundred and sixty five million ($165,000,000) dollars of New Notes will be distributed with respect to clause (i) above to such electing holders pro rata at the rate of eleven ($11) dollars in principal amount of New Notes per twenty-five ($25) dollars in principal amount of such electing holders’ Allowed MCIC Subordinated Debt Claim, or forty-four ($0.44) cents on the dollar, and Cash shall be distributed with respect to the balance of such electing holders’ Allowed MCIC Subordinated Debt Claims at the rate of ten dollars and fifty cents ($10.50) in Cash per twenty-five ($25) dollars in principal amount of such electing holders’ Allowed MCIC Subordinated Debt Claim, or forty-two ($0.42) cents on the dollar. To the extent the holder of an MCIC Subordinated Debt Claim fails to properly specify an election on a Class 10 Election Form, such holder shall be deemed to have elected to receive Cash. In addition, the holders of Allowed MCIC Subordinated Debt Claims shall receive a pro rata share of Cash in an amount equal to the reasonable fees and expenses of the MCIC Subordinated Notes Indenture Trustee and its counsel in accordance with Section 5.09 of the Plan. The Debtors waive any rights that they have or may have to receive a distribution under Class 10 of the Plan as holders of any securities issued or held by any of them under or in connection with the MCIC Subordinated Notes Indenture and/or the Amended and Restated

Trust Agreement among MCI Communications Corporation, Wilmington Trust Company, and certain Administrative Trustees, dated May 29, 1996.

4.14. CLASS 11 – INTERMEDIA SENIOR DEBT CLAIMS.

(a) Impairment and Voting. Class 11 is impaired by the Plan. Each holder of an Allowed Intermedia Senior Debt Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The Intermedia Senior Debt Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $938,214,684.

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Intermedia Senior Debt Claim may elect on the Election Form, and shall receive on account of such Claim (i) 37.4 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed Intermedia Senior Debt Claim or (ii) New Notes in a principal amount equal to .935 multiplied by the Allowed amount of such Intermedia Senior Debt Claim, or a combination thereof as set forth on a properly delivered Election Form or as modified in the event of an Undersubscription or Oversubscription, in full and complete satisfaction of such Allowed Claim. The distributions to Allowed Intermedia Senior Debt Claims shall be subject to modification on account of an Undersubscription. In addition, the holders of Allowed Intermedia Senior Debt Claims shall receive a pro rata share of Cash in an amount equal to the reasonable fees and expenses of the Intermedia Senior Notes Indenture Trustee and its counsel in accordance with Section 5.09 of the Plan.

(d) Oversubscription. In the event of an Oversubscription, each Electing Holder in Class 11 shall receive (i) New Notes in a principal amount equal to the product of .935 multiplied by such holder’s Pro Rated Claim and (ii) 37.4 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Remaining Claim; provided, however, the Debtors shall distribute a disproportionately greater amount of New Notes to an Electing Holder (not to exceed the amount of New Notes originally elected by such holder) or to a Non- Specifying Holder to the extent necessary, as determined in the reasonable discretion of the Debtors, to (A) avoid any person from becoming a “5% shareholder” or “5% entity” (within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) of Reorganized WorldCom or (B) otherwise minimize the amount of New Common Stock that would be treated as owned for section 382 purposes by any “5% shareholder” or “5% entity” of Reorganized WorldCom or by any person to whom any presumption under section 382, which depends upon the ownership of less than five (5%) percent of New Common Stock, would not apply. Holders of Intermedia Senior Debt Claims that are Non-Specifying Holders shall be deemed to have elected, and shall receive, New Common Stock; provided, however, that in the event of an Undersubscription, such holders shall be deemed to have elected, and shall receive, New Notes.

4.15. CLASS 12 – INTERMEDIA GENERAL UNSECURED CLAIMS.

(a) Impairment and Voting. Class 12 is impaired by the Plan. Each holder of an Allowed Intermedia General Unsecured Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Intermedia General Unsecured Claim shall receive (i) 16.64 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed Intermedia General Unsecured Claim and (ii) Cash in an amount equal to .416 multiplied by the Allowed amount of such Intermedia General Unsecured Claim, in full and complete satisfaction of such Allowed Claim.

4.16. CLASS 13 – INTERMEDIA SUBORDINATED DEBT CLAIMS.

(a) Impairment and Voting. Class 13 is impaired by the Plan. Each holder of an Allowed Intermedia Subordinated Debt Claim is entitled to vote to accept or reject the Plan.

(b) Allowance. The Intermedia Subordinated Debt Claims shall be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of $263,069,008.

(c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Intermedia Subordinated Debt Claim may elect on the Election Form, and shall receive on account of such Claim (i) 18.56 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Allowed Intermedia Subordinated Debt Claim or (ii) New Notes in a principal amount equal to .464 multiplied by the Allowed amount of such Intermedia Subordinated Debt Claim, or a combination thereof as set forth on a properly delivered Election Form or as modified in the event of an Undersubscription or Oversubscription, in full and complete satisfaction of such Allowed Claim. The distributions to Allowed Intermedia Subordinated Debt Claims shall be subject to modification on account of an Undersubscription. In addition, the holders of Allowed Intermedia Subordinated Debt Claims shall receive a pro rata share of Cash in an amount equal to the reasonable fees and expenses of the Intermedia Subordinated Notes Indenture Trustee and its counsel in accordance with Section 5.09 of the Plan.

(d) Oversubscription. In the event of an Oversubscription, each Electing Holder in Class 13 shall receive (i) New Notes in a principal amount equal to the product of .464 multiplied by such holder’s Pro Rated Claim and (ii) receive 18.56 shares of New Common Stock for each one thousand ($1,000) dollars of such holder’s Remaining Claim; provided, however, the Debtors shall distribute a disproportionately greater amount of New Notes to an Electing Holder (not to exceed the amount of New Notes originally elected by such holder) or to a Non-Specifying Holder to the extent necessary, as determined in the reasonable discretion of the Debtors, to (A) avoid any person from becoming a “5% shareholder” or “5% entity” (within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) of Reorganized WorldCom or (B) otherwise minimize the amount of New Common Stock that would be treated as owned for section 382 purposes by any “5% shareholder” or “5% entity” of Reorganized WorldCom or by any person to whom any presumption under section 382, which depends upon the ownership of less than five (5%) percent of New Common Stock, would not apply. Holders of Intermedia Subordinated Debt Claims that are Non-Specifying Holders shall be deemed to have elected, and shall receive, New Common Stock; provided, however, that in the event of an Undersubscription, such holders shall be deemed to have elected, and shall receive, New Notes.

4.17. CLASS 14 – INTERMEDIA PREFERRED STOCK.

(a) Impairment and Voting. Class 14 is impaired by the Plan. Each holder of an Intermedia Preferred Stock Interest is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Each holder of Intermedia Preferred Stock shall receive its pro rata share of twenty-nine million ($29,000,000) dollars, in full and complete satisfaction of such Allowed interest

4.18. CLASS 15 – INTERMEDIA EQUITY INTERESTS.

(a) Impairment and Voting. Class 15 is impaired by the Plan. Each holder of an Intermedia Equity Interest is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The holders of Intermedia Equity Interests shall not receive any distributions on account of such interests. On the Effective Date, all Intermedia Equity Interests shall be extinguished.

ARTICLE V

IMPLEMENTATION OF THE PLAN

5.01. Substantive Consolidation of the WorldCom Debtors.

(a) Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the WorldCom Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the WorldCom Debtors shall be treated as though they were merged, (ii) no distributions shall be made under the Plan on account of any Claim held by a WorldCom Debtor against any other WorldCom Debtor, (iii) no distributions shall be made under the Plan on account of any Equity Interest held by a WorldCom Debtor in any other WorldCom Debtor, (iv) all guarantees of the WorldCom Debtors of the obligations of any other WorldCom Debtor shall be eliminated so that any Claim against any WorldCom Debtor and any guarantee thereof executed by any other WorldCom Debtor and any joint or several liability of any of the WorldCom Debtors shall be one obligation of the WorldCom Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the WorldCom Debtors shall be deemed filed against the WorldCom Debtors, and shall be one Claim against and obligation of the WorldCom Debtors.

(b) The substantive consolidation effected pursuant to Section 5.01(a) of the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this section) affect: (i) the legal and organizational structure of the WorldCom Debtors, (ii) pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (B)

pursuant to the Plan, (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, and (iv) distributions out of any insurance policies or proceeds of such policies.

5.02. Substantive Consolidation of the Intermedia Debtors.

(a) Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Intermedia Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the Intermedia Debtors shall be treated as though they were merged, (ii) no distributions shall be made under the Plan on account of any Claim held by an Intermedia Debtor against any other Intermedia Debtor, (iii) no distributions shall be made under the Plan on account of any Equity Interest held by an Intermedia Debtor in any other Intermedia Debtor, (iv) all guarantees of the Intermedia Debtors of the obligations of any other Intermedia Debtor shall be eliminated so that any Claim against any Intermedia Debtor and any guarantee thereof executed by any other Intermedia Debtor and any joint or several liability of any of the Intermedia Debtors shall be one obligation of the Intermedia Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Intermedia Debtors shall be deemed filed against the Intermedia Debtors, and shall be one Claim against and obligation of the Intermedia Debtors.

(b) The substantive consolidation effected pursuant to Section 5.02(a) of the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this section) affect: (i) the legal and organizational structure of the Intermedia Debtors, (ii) pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (B) pursuant to the Plan, (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, and (iv) distributions out of any insurance policies or proceeds of such policies.

5.03. Debtor Intercompany Claims. On the Effective Date, all intercompany Claims between and among the Debtors shall be (i) eliminated by either offset, the contribution or distribution of such Claims, or otherwise (as determined by the Debtors), other than the Intermedia Intercompany Note Claim which is being resolved pursuant to Section 5.06(a) of the Plan, and (ii) subject to the New Notes Indenture.

5.04. Non-Debtor Intercompany Claims. All Claims held by any Debtor against any Non-Debtor Subsidiary or by any Non-Debtor Subsidiary against any Debtor shall be (i) reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as appropriate and (ii) subject to the New Notes Indenture.

5.05. Restructuring Transactions.

(a) On the Effective Date, the following transactions shall be effectuated in the order set forth:

(i) WorldCom shall make a capital contribution of the New Common Stock, New Notes, and Cash to Merger Subsidiary in an amount sufficient to satisfy distributions to holders of Allowed Intermedia Senior Debt Claims, Allowed Intermedia General Unsecured Claims, and Allowed Intermedia Subordinated Debt Claims as of the Effective Date. Merger Subsidiary shall assume all of WorldCom’s obligations under the Intermedia Intercompany Note, and WorldCom shall have no further obligations thereunder.

(ii) Intermedia shall merge with and into Merger Subsidiary, with Merger Subsidiary surviving, pursuant to which holders of Allowed Intermedia Senior Debt Claims, Allowed Intermedia General Unsecured Claims, and Allowed Intermedia Subordinated Debt Claims against, and Allowed Intermedia Preferred Stock in, Intermedia will receive New Common Stock, New Notes, and Cash, as applicable, in accordance with Sections 4.14, 4.15, 4.16, and 4.17 of the Plan, respectively. (Immediately following the Effective Date, Merger Subsidiary shall continue to be a first-tier, wholly-owned Subsidiary of WorldCom). As a result of such merger, the Intermedia Intercompany Note shall be extinguished.

(iii) Merger Subsidiary shall make a capital contribution, either directly or indirectly, to any applicable Reorganized Debtor that is a subsidiary of Intermedia of the amount of New Common Stock and Cash to be distributed to holders of Allowed Intermedia General Unsecured Claims against such Debtor as of the Effective Date.

(b) On or as of the Effective Date, within the sole and exclusive discretion of the Debtors, the Debtors may, notwithstanding any other transactions described in this Section 5.05, but provided there are no material adverse tax consequences to the Debtors, (i) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated, (ii) cause the transfer of assets between or among the Debtors, or (iii) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors. It is the present intention of the Debtors to utilize this provision to merge, dissolve, or otherwise consolidate certain of its Subsidiaries, including, but not limited to, numerous Debtor-entities involved in the Debtors’ local exchange carrier business, and transfer certain executory contracts, unexpired leases, and other assets to the surviving Subsidiaries. A list of the Subsidiaries that will be merged or dissolved will be included in the Plan Supplement.

(c) On the Effective Date, Reorganized WorldCom shall reincorporate as a Delaware corporation and change its name to MCI, Inc. In order to effectuate Reorganized WorldCom’s reincorporation as a Delaware corporation, WorldCom shall merge into a wholly owned Subsidiary that is incorporated in Delaware, with such Subsidiary being the surviving corporation. At such time, such Subsidiary shall change its name to MCI, Inc.

(d) The mergers, transfers of assets, dissolutions, consolidations, and other transactions contemplated in this Section 5.05 shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals, and without any requirement or further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan. All current customers will continue to receive service under the same rates, terms, and conditions as they currently enjoy. Impacted customers will receive notice of all of these organizational changes. Where required, tariffs of Subsidiaries that will be merged or dissolved pursuant to this Section 5.05 will be appropriately incorporated into existing or new tariffs of surviving entities. State and local regulatory commissions will be able to review these tariff changes to assure that consumers’ rights are fully protected.

5.06. Compromise and Settlements.

(a) Intermedia Settlement. Pursuant to Bankruptcy Rule 9019, the Plan incorporates a proposed compromise and settlement of all issues relating to the validity, enforceability, and priority of the Intermedia Intercompany Note, including the Intermedia Avoidance Claims which were alleged by the Debtors and the holders of Allowed WorldCom Senior Debt Claims and disputed by the holders of Allowed Intermedia Senior Debt Claims and Allowed Intermedia Subordinated Debt Claims. Pursuant to the Plan, and in consideration for the distribution and other benefits under the Plan, upon the Effective Date, the Intermedia Intercompany Note and the Intermedia Avoidance Claims shall be extinguished and the Debtors and all parties who have held, hold, or may hold Claims against or Equity Interests in any or all of the Debtors are permanently enjoined from asserting or continuing in any manner the Intermedia Avoidance Claims.

(b) MCIC Settlement. Pursuant to Bankruptcy Rule 9019, the Plan incorporates a proposed compromise and settlement of issues relating to the substantive consolidation of the WorldCom Debtors. The Debtors and the holders of WorldCom Senior Debt Claims alleged that substantive consolidation of the WorldCom Debtors is appropriate. This allegation was disputed by the holders of MCIC Senior Debt Claims. Pursuant to the Plan, and in consideration for the distribution premium provided to the holders of MCIC Senior Debt Claims and other benefits under the Plan, upon the Effective Date, the WorldCom Debtors shall be substantively consolidated.

(c) Bank Settlement. Pursuant to Bankruptcy Rule 9019, the Plan incorporates a proposed compromise and settlement of issues relating to the Bank Claims and the Bank Actions. Pursuant to the Constructive Trust Action, certain holders of Bank Claims allege that funding under the 364-Day Facility was fraudulently obtained by the Debtors and that such amounts received by the Debtors are subject to a constructive trust for the benefit of the Banks who are plaintiffs in the Constructive Trust Action. In addition, pursuant to the Maryland Action, certain Banks who are plaintiffs in such action seek damages for alleged acts of negligence and negligent misrepresentation allegedly committed in connection with the funding under the 364-Day Facility. These allegations are disputed by the Debtors. Pursuant to the Bank Settlement, the allowance and distributions on account of Class 3A Bank Settlement Claims is expressly contingent upon the prior dismissals with prejudice of the Constructive Trust Action and the Maryland Action. Pursuant to the Plan, and in consideration for the distribution provided under the Bank Settlement, other benefits under the Plan, and the dismissal with prejudice of the Constructive Trust Action and the Maryland Action, any and all parties who have held, hold, or may hold Claims against or Equity Interests in any or all of the Debtors are permanently enjoined from asserting or continuing in any manner any Bank Action.

(d) Subordination Rights. Notwithstanding the compromises and settlements set forth in Sections 5.06(a) and (b) of the Plan or any other provisions of the Plan or section

510(a) of the Bankruptcy Code, the Plan shall not affect and shall not be deemed to effect a waiver, cancellation, alteration, or impairment of any subordination or related rights or obligations of any person or entity, other than with respect to (i) any indebtedness that is senior to the MCIC Subordinated Debt Claims, including, without limitation, the MCIC Senior Debt Claims, and (ii) Intermedia Senior Notes and Intermedia Subordinated Notes, which rights and obligations shall be deemed cancelled and extinguished in their entirety.

5.07. Exit Financing and Market Repurchase. Commencing as soon as practicable after the Effective Date and in accordance with applicable laws, Reorganized WorldCom will conduct a reasonable review of its Cash needs, including, without limitation, amounts that will be necessary to satisfy holders of Convenience Claims, WorldCom General Unsecured Claims, MCI Pre-merger Claims, MCIC Subordinated Debt Claims, Intermedia General Unsecured Claims, and Intermedia Preferred Stock pursuant to Sections 4.05, 4.07, 4.08, 4.13, 4.15, and 4.17 of the Plan, respectively, and, after such review, will utilize excess Cash (determined as of the Effective Date) in excess of one billion ($1,000,000,000) dollars in accordance with Reorganized WorldCom’s best business judgment to maximize shareholder value, which may include purchasing shares of New Common Stock in the open market at prevailing market prices or otherwise distribute such Cash in respect of the New Common Stock, in each case, depending upon market and business conditions and other relevant factors. Reorganized WorldCom cannot predict the prevailing market price of New Common Stock at the time of any such market repurchase. To the extent less than five billion six hundred sixty-five million ($5,665,000,000) dollars in principal amount of New Notes will be distributed pursuant to the Plan and to the extent deemed appropriate by Reorganized WorldCom in its reasonable business judgment, Reorganized WorldCom will use reasonable efforts to obtain a term loan in the principal amount equal to the difference between five billion six hundred sixty-five million ($5,665,000,000) dollars and the aggregate principal amount of New Notes to be distributed under the Plan not to exceed one billion ($1,000,000,000) dollars.

5.08. Corporate Name Change and Relocation. The Reorganized WorldCom Certificate of Incorporation and Reorganized WorldCom By-laws shall provide that, on the Effective Date, WorldCom shall change its name to MCI, Inc. and reincorporate as a Delaware corporation in the manner set forth in Section 5.05(c) of the Plan. On and after the Effective Date, the corporate offices of MCI, Inc. and the other Reorganized Debtors shall be located at 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

5.09. Cancellation of Existing Securities and Agreements and Indenture Trustee Charging Liens. On the Effective Date, subject to Section 5.06(d) of the Plan, any document, agreement, or instrument evidencing any Claim or Equity Interest, other than a Claim that is reinstated and rendered unimpaired under the Plan or Equity Interest held by a Debtor in any Subsidiary, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the Indentures shall continue in effect for the purposes of permitting the Indenture Trustees to (i) make any distributions pursuant to the Plan and to perform such other necessary functions with respect thereto and (ii) maintain and assert any rights or liens for reasonable fees, costs, and expenses under the Indentures. Nothing in the Plan or the Confirmation Order shall be deemed to impair, waive, or discharge the

Indenture Trustees’ (or any predecessor indenture trustees’) respective rights, remedies, liens, and priorities or any other rights of the Indenture Trustees (or any predecessor indenture trustees) under their respective indentures against the distributions to the holders of public debt securities, including, without limitation, the right to contest the jurisdiction of the Bankruptcy Court with respect to such matters. Without limiting any other rights, remedies, liens, and priorities of the Indenture Trustees preserved hereunder, the Indenture Trustees shall first apply towards satisfaction of their reasonable fees and expenses any Cash proceeds received in accordance with Section 6.18 of the Plan.

5.10. Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

5.11. Electing Holder’s Designation. With respect to each Electing Holder that may receive a combination of New Notes or New Common Stock, in lieu of receiving New Notes and New Common Stock on account of each Allowed Claim as otherwise provided in Article IV of the Plan, such Electing Holder may designate (so long as such Electing Holder holds more than one (1) Allowed Claim) on the Election Form that such Electing Holder shall receive on account of specified Allowed Claims a specific portion of the New Notes and/or New Common Stock that such Electing Holder is entitled to receive on account of all Allowed Claims for which elections are made by such Electing Holder. Each Electing Holder making the designation described above shall receive the same aggregate principal amount of New Notes and aggregate shares of New Common Stock as such holder would have received pursuant to Article IV of the Plan had such holder not made such designation.

5.12. Violations of Claims Trading Order. In the event that any person or group of persons is in violation of the Trading Order and such person or group of persons, but for the application of this Section 5.12, would become a “5% shareholder” (within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) of Reorganized WorldCom as a result of the implementation of the Plan, such person(s) (and, to the extent necessary, any other person whose ownership would be attributed to any such person for purposes of section 382 of the Tax Code) shall not be entitled to and shall not receive distributions of New Common Stock pursuant to the Plan (i) in excess of fourteen million three hundred fifty nine thousand nine hundred ninety-nine (14,359,999) shares of New Common Stock, if such violation was a failure to notify the Debtors of ownership of one billion ($1,000,000,000) dollars or more of Claims, or (ii) in respect of any Claims acquired in violation of the Trading Order. If, after May 16, 2003 and prior to the Distribution Notification Date, the Debtors become aware of circumstances that would result in the application of the preceding sentence as to any person(s), then to the extent that such person(s) would not be entitled to receive New Common Stock by reason of this Section 5.12, such person(s) shall be treated as having elected on an Election Form to receive New Notes in accordance with the applicable provisions of Article IV of the Plan. If the Debtors or Reorganized WorldCom only become aware of such circumstances after the Distribution Notification Date, then, except as provided below, no distribution shall be made in lieu of the New Common Stock that is not distributable by reason of this Section 5.12. If such New Common Stock was already distributed, such distribution of New Common Stock shall be null and void and the respective amount of New Common Stock, together with any dividends or other distributions that were received by the purported recipient of such New Common Stock under the Plan, shall be promptly returned to Reorganized WorldCom. Pursuant to provisions to be contained in the Reorganized WorldCom Certificate of Incorporation or Reorganized WorldCom By-Laws, Reorganized WorldCom (i) shall use good faith efforts to sell, to the extent practicable (as determined by Reorganized WorldCom), and shall only sell for Cash, any New Common Stock that was not distributable under this Section 5.12 by reason of circumstances of which Reorganized WorldCom became aware after the Distribution Notification Date or that was returned to Reorganized WorldCom pursuant to the terms of the preceding sentence, and (ii) following any such sale, shall distribute to the person (or persons on a proportionate basis) to whom such New Common Stock would otherwise have been distributable an amount equal to the lesser of (A) the sales proceeds in excess of Reorganized WorldCom’s expenses in connection with the sale and (B) the value of the sold shares as of the Effective Date (as determined in good faith by Reorganized WorldCom). The reasonable determinations of the Debtors or Reorganized WorldCom under this Section 5.12 regarding any amounts of New Common Stock that are not distributable or that must be returned shall be final and binding, and shall be made by the earlier of the expiration of the restrictions on the transferability of Reorganized WorldCom Equity described in clause (ii) of the first sentence of Section 9.03 of the Plan and the filing of the federal income tax return of Reorganized WorldCom for the taxable year in which the Effective Date occurs. Any disputes under this Section 5.12 shall be resolved by the Bankruptcy Court.

ARTICLE VI

PROVISIONS REGARDING VOTING

AND DISTRIBUTIONS UNDER THE PLAN

6.01. Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

6.02. Nonconsensual Confirmation. If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.09 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

6.03. Disbursing Agent. All distributions under the Plan shall be made by the Disbursing Agent.

6.04. Distributions of Cash. Any payment of Cash made by the Disbursing Agent pursuant to the Plan shall, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.

6.05. Timing of Distributions. In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.06. Distributions to Classes 4, 6, 6A, and 12. Subject to Bankruptcy Rule 9010, all distributions under the Plan to holders of Allowed Claims in Classes 4, 6, 6A, and 12 shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Notification Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules. The distributions of the contributions to the members of the Ad Hoc MCI Trade Claims Committee pursuant to Sections 4.12 and 4.13 of the Plan shall be distributed by the Disbursing Agent in the manner, and in such amounts, as determined by the Ad Hoc MCI Trade Claims Committee. In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that, at the expiration of one (1) year from the Effective Date such distributions shall be deemed unclaimed property and shall be treated in accordance with Section 6.14 of the Plan.

6.07. Distributions to Classes 3A, 5, 9, 10, 11, and 13. Distributions for the benefit of the holders of WorldCom Note Claims, MCIC Senior Debt Claims (net of contributed proceeds), MCIC Subordinated Debt Claims (net of contributed proceeds), Intermedia Senior Debt Claims, and Intermedia Subordinated Debt Claims shall be made to the WorldCom Notes Indenture Trustee, the MCIC Senior Notes Indenture Trustee, the MCIC Subordinated Notes Indenture Trustee, the Intermedia Senior Notes Indenture Trustee, and the Intermedia Subordinated Notes Indenture Trustee, respectively. The Indenture Trustees shall, in turn, promptly administer the distribution to the holders of Allowed Claims in Classes 5, 9, 10, 11, and 13, respectively, in accordance with the Plan and the applicable Indenture. Distributions for the benefit of the holders of Bank Settlement Claims and Bank Claims shall be made to the Bank of America, N.A. as co-administrative agent under the 364-Day Facility and the Revolving Credit Facility. Bank of America, N.A. shall, in turn, promptly administer the distribution to the holders of Bank Settlement Claims and Bank Claims in Classes 3A and 5, respectively. The distribution of New Common Stock, New Notes, or Cash to the Indenture Trustees or Bank of America, N.A. shall be deemed a distribution to the respective holder of an Allowed Claim. The Indenture Trustees and Bank of America, N.A. shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by the Reorganized Debtors. After the Effective Date, the reasonable fees and expenses of the Indenture Trustees and Bank of America, N.A. incurred in connection with the distribution described in this Section 6.07 shall be paid by the Reorganized Debtors.

6.08. Surrender of Instruments. Except to the extent evidenced by electronic entry, as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Plan. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. Any distribution so forfeited shall become property of the Reorganized Debtors.

6.09. Registration of New Common Stock and New Notes. Each Registration Rights Holder shall have the right to become a party to the Registration Rights Agreement on the Effective Date. The Registration Rights Agreement shall contain customary terms and conditions in a form reasonably agreed by WorldCom and the Registration Rights Holders holding a majority of the New Common Stock to be covered by the Agreement, including:

(a) Shelf Registration Rights. Reorganized WorldCom will use its reasonable efforts to file and have declared effective within one hundred eighty (180) days after the Effective Date a shelf registration statement covering the resale of the registrable New Common Stock and New Notes held by Registration Rights Holders. Subject to customary blackouts as further described in Section 6.09(e) of the Plan, Reorganized WorldCom shall use its reasonable efforts to maintain the effectiveness of any such shelf registration statement continuously for two (2) years or such shorter period of time which shall terminate the day after the date on which the last of the Registration Rights Holders would lawfully be able to sell all of its remaining New Common Stock and New Notes under Rule 144 of the Securities Act of 1933, free of volume limitations, or the first (1st) date on which the Registration Rights Holders shall cease to hold any securities covered by the shelf registration statement.

(b) Demand Registration Rights. During the period expiring five (5) years after the Effective Date, in addition to the shelf registration under Section 6.09(a) of the Plan, Registration Rights Holders holding an anticipated five hundred million ($500,000,000) dollars aggregate value of New Common Stock to be registered may demand, by notice to Reorganized WorldCom, underwritten registrations of the New Common Stock held by the Registration Rights Holders who chose to participate therein, subject to pro rata cutback based on shares seeking to participate; provided, however, that Reorganized WorldCom shall not be obligated to effect more than an aggregate of two (2) demand registrations pursuant to this Section 6.09(b) on behalf of Registration Rights Holders, subject to increase as provided in the final sentence of this Section 6.09(b). Reorganized WorldCom may elect to convert any demand registration into a registration for its own account. If Reorganized WorldCom makes such election then the Registration Rights Holders that exercised their demand registration right which was so converted shall receive one (1) additional demand registration right.

(c) Piggyback Registration Rights. During the period expiring five (5) years after the Effective Date, Registration Rights Holders shall be entitled to piggyback onto any other registration for the issuance of New Common Stock by Reorganized WorldCom effected by Reorganized WorldCom under the Securities Act of 1933 on any forms other than Form S-4 or S-8 (or any successor or similar form(s)). Registration Rights Holders shall have parity with

Reorganized WorldCom in any demand registration that Reorganized WorldCom has converted into a registration for its own account as described in Section 6.09(b) of the Plan. Registration Rights Holders shall have priority over third parties in any registration, including any demand registration that Reorganized WorldCom has converted into a registration for its own account as described in Section 6.09(b) of the Plan, and any cutback, which Reorganized WorldCom believes in its reasonable business judgment to be required, of the registrable New Common Stock of the Registration Rights Holders shall be effected on a pro rata basis among participating Registration Rights Holders.

(d) Selection of Underwriters. In the event an offering of New Common Stock is to be underwritten, with respect to any demand registration or otherwise, Reorganized WorldCom, in its sole discretion, shall select a nationally recognized firm of underwriters.

(e) Blackouts. Reorganized WorldCom shall have a customary right to suspend, at any time (but not more than twice in any twelve (12) month period, and only with respect to non-consecutive periods of not more than ninety (90) days), the registration process and/or suspend a holders’ ability to use a prospectus if certain significant corporate events are contemplated.

(f) Expenses. Reorganized WorldCom shall pay all customary costs and expenses associated with each registration, including for each registration statement prepared the reasonable fees and expenses of attorneys for the Registration Rights Holders selected by Registration Rights Holders holding a majority of the shares of New Common Stock covered by such registration; provided, however, that such attorneys for the Registration Rights Holders shall be approved by Reorganized WorldCom, such approval not to be unreasonably withheld or delayed. Registration Rights Holders will pay underwriting discounts, commissions, and applicable transfer taxes, if any, on any shares sold by such holders.

(g) Assignment. Each Registration Rights Holder shall be entitled to assign, in whole or in part, its rights under the Registration Rights Agreement to any assignee of New Common Stock and/or New Notes that is approved by Reorganized WorldCom, such approval not to be unreasonably withheld or delayed.

(h) Withdrawal. Any Registration Rights Holder shall be entitled to withdraw from the Registration Rights Agreement immediately upon notice to Reorganized WorldCom and the other Registration Rights Holders party to the Registration Rights Agreement.

6.10. Minimum Distributions. No payment of Cash of less than one hundred ($100) dollars shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

6.11. Manner of Payment Under the Plan. All distributions of New Common Stock or Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Reorganized Debtor. Where the applicable Reorganized Debtor is a subsidiary of Reorganized WorldCom, Reorganized WorldCom shall make a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor (and, in the case of the Intermedia Debtors, in accordance with Section 5.05 of the Plan) of an amount of New Common Stock or

Cash to be distributed to the creditors of such Debtor, but only at such time as, and to the extent, the amounts are actually distributed to holders of Allowed Claims. All distributions of New Notes to the creditors of the Debtors shall be made by, or on behalf of, Reorganized WorldCom. To the extent that New Notes are issued by Reorganized WorldCom to holders of a Claim against a Debtor (other than WorldCom and Intermedia) in exchange for such holders’ Claims, the portion of the Claims for which such New Notes are issued shall be treated as acquired by Reorganized WorldCom. Immediately thereafter, pursuant to the terms hereof, Reorganized WorldCom shall make a capital contribution of such Claims, either directly or indirectly, to the applicable Debtor and such Claims shall immediately be cancelled and discharged. Any distributions that revert to any of the Reorganized Debtors or are otherwise canceled (such as to the extent any distributions have not been claimed within one (1) year or are cancelled pursuant to Section 6.14 of the Plan) shall revest solely in Reorganized WorldCom, and any applicable Reorganized Debtor (other than Reorganized WorldCom) shall not have (nor shall it be considered to ever have had) any ownership interest in such amounts.

6.12. Fractional Shares. No fractional shares of New Common Stock shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of one-half (½) or greater shall be rounded to the next higher whole number; and (ii) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Section 6.12.

6.13. Fractional Notes. No New Notes shall be distributed in denominations of less than one thousand ($1,000) dollars. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of an amount of New Notes that is not a multiple of one thousand (1,000), the actual distribution of New Notes shall be rounded as follows: (i) denominations of five hundred ($500) dollars or greater shall be rounded up to one thousand ($1,000) dollars; and (ii) denominations less than five hundred ($500) dollars shall be rounded down to zero ($0.00) with no further payment therefor. The total number of New Notes to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Section 6.13.

6.14. Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

6.15. Distributions to Holders as of the Distribution Notification Date. As at the close of business on the Distribution Notification Date, the Claims register shall be closed, and there shall be no further changes in the record holder of any Claim. The Reorganized Debtors and any party responsible for making distributions pursuant to Section 6.07 of the Plan shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Notification Date. The Reorganized Debtors and any party responsible for making distributions pursuant to

Section 6.07 of the Plan shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Notification Date.

6.16. Setoffs. The Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any Claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim the Debtors may have against the holder of such Claim.

6.17. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

6.18. Indenture Trustees’ Fees and Expenses. The reasonable fees and expenses of each Indenture Trustee incurred prior to the Effective Date shall be satisfied in accordance with Section 5.09 of the Plan; provided, however, that for purposes of reviewing the reasonableness of the fees and expenses of the Indenture Trustees (and their professionals), the Debtors, the Committee, and the Office of the United States Trustee for the Southern District of New York will be provided with copies of invoices of each Indenture Trustee (and its professionals) in the form typically rendered in the regular course of the Indenture Trustees’ business or other professionals’ representation of the Indenture Trustees, provided that the invoices contain narrative descriptions of the services rendered and itemization of expenses incurred. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Indenture Trustees, the reviewing parties will report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Indenture Trustees’ (and their professionals’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

ARTICLE VII

PROCEDURES FOR TREATING DISPUTED CLAIMS

7.01. Objections to Administrative Expense Claims and Claims. The Reorganized Debtors shall be entitled to object to Administrative Expense Claims and Claims. Any objections to Administrative Expense Claims and Claims shall be filed and served on or before the later of (i) one hundred eighty (180) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date specified in clause (i) above.

7.02. No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.03. Personal Injury Claims. All Personal Injury Claims are Disputed Claims. No distributions shall be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes an Allowed Claim. Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Personal Injury Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be paid as follows: (A) to the extent such liquidated Claim is, in whole or in part, an Insured Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section 7.05 of the Plan and (B) to the extent any portion of such liquidated Claim is not covered by any of the Debtors’ insurance policies, such uninsured portion shall be deemed, to the extent applicable, an Allowed Claim in Class 4, 6, or 12, as applicable, and treated in accordance with Sections 4.05, 4.07, or 4.15 of the Plan. Nothing contained in this Section 7.03 shall constitute or be deemed a waiver of any Claim, right, or Cause of Action that the Debtors may have against any person in connection with or arising out of any Personal Injury Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

7.04. Distributions to Convenience Claims, WorldCom General Unsecured Claims, MCI Pre-Merger Claims, Intermedia General Unsecured Claims, and Intermedia Preferred Stock After Allowance. After such time as a Disputed Convenience Claim, Disputed WorldCom General Unsecured Claim, Disputed MCI Pre-merger Claim, Disputed Intermedia General Unsecured Claim, or Disputed Intermedia Preferred Stock interest becomes Allowed, the Reorganized Debtors shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distributions to holders of Allowed Convenience Claims shall be made on or before the date that is twenty (20) days after the order or judgment of the Bankruptcy Court allowing such Disputed Convenience Claim becomes a Final Order, without any post-Effective Date interest thereon. Such distributions to holders of Allowed WorldCom General Unsecured Claims, Allowed MCI Pre-merger Claims, Allowed Intermedia General Unsecured Claims, and Allowed Intermedia Preferred Stock interests shall be made on the next Subsequent Distribution Date that is not less than twenty (20) days from the date upon which the order or judgment of the Bankruptcy Court allowing such Disputed WorldCom General Unsecured Claims, Disputed MCI Pre- merger Claims, Disputed Intermedia General Unsecured Claims, or Disputed Intermedia Preferred Stock interest becomes a Final Order, without any post-Effective Date interest thereon.

7.05. Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the provisions of any applicable insurance policy. Nothing contained herein shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

7.06. Resolution of Administrative Expense Claims and Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.01. Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed assumed by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and for which the motion was filed prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as a contract or lease to be rejected on Schedule 8.01 (A) (executory contracts) or Schedule 8.01 (B) (unexpired leases), which Schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 8.01 (A) and 8.01 (B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors shall provide notice of any amendments to Schedules 8.01 (A) and 8.01 (B) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.01 (A) or 8.01 (B) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

8.02. Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed and assigned pursuant to Section 8.01 of the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the unexpired leases specified in Section 8.01 of the Plan through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.01 of the Plan.

8.03. Inclusiveness. Unless otherwise specified on Schedules 8.01 (A) and 8.01 (B), each executory contract and unexpired lease listed or to be listed on Schedules 8.01 (A) and 8.01(B) shall include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.01 (A) and 8.01 (B).

8.04. Tariff Services. All Access Providers shall continue to provide without interruption all Tariff Services, specifically including usage-sensitive access services, provided to the Debtors prior to the Effective Date. Any Claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor prior to the Commencement Date shall be treated in accordance with Sections 4.05, 4.07, 4.08, or 4.15, as applicable.

8.05. Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.

8.06. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.01 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, Reorganized WorldCom, no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 8.01 (A) or 8.01 (B). All such Claims not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

8.07. Survival of Corporate Reimbursement Obligations. Except as set forth on Schedules 8.01 (A) and 8.01 (B), any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws or agreements entered into any time prior to the Commencement Date shall be limited to the reimbursement of current directors, officers, and/or employees, other than Culpable Individuals, for legal fees and expenses and shall continue as obligations of the Reorganized Debtors in an amount not to exceed twenty- five million ($25,000,000) dollars in the aggregate. Other than as set forth in the preceding sentence, nothing herein shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan.

8.08. Insurance Policies. All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as executory contracts under the Plan. Distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Section 7.05 of the Plan. Nothing contained herein shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors’ policies of insurance.

8.09. Compensation and Benefit Programs. Except as provided in Section 8.01 of the Plan, the Pension Plans and all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers’ compensation programs and life, disability, directors and officers liability, and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code; provided, however, that such programs shall not be continued for the benefit of, and shall be deemed rejected with respect to, Culpable Individuals.

8.10. Retiree Benefits. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

ARTICLE IX

PROVISIONS REGARDING CORPORATE GOVERNANCE

AND MANAGEMENT OF THE REORGANIZED DEBTORS

9.01. General. On the Effective Date, the management, control, and operation of Reorganized WorldCom and the Reorganized Debtors shall become the general responsibility of the Boards of Directors of Reorganized WorldCom and the Reorganized Debtors, respectively.

9.02. Directors and Officers of Reorganized WorldCom and the Reorganized Debtors.

(a) Reorganized WorldCom Board of Directors. The initial Board of Directors of Reorganized WorldCom shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve in accordance with applicable nonbankruptcy law and the Reorganized WorldCom Certificate of Incorporation and Reorganized WorldCom By-laws, as the same may be amended from time to time.

(b) Reorganized WorldCom Officers. The officers of Reorganized WorldCom immediately prior to the Effective Date shall serve as the initial officers of Reorganized WorldCom on and after the Effective Date. Such officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with Reorganized WorldCom, and the Reorganized WorldCom Certificate of Incorporation and Reorganized WorldCom By-laws, as the same may be amended from time to time.

(c) Reorganized Debtors’ Boards of Directors. The initial Boards of Directors of each of the Reorganized Debtors, other than Reorganized WorldCom, shall consist of at least one (1) individual selected by the Chief Executive Officer of Reorganized WorldCom. The names of the members of the initial Boards of Directors of each of the Reorganized Debtors shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. Each of the members of such initial Boards of Directors shall serve in accordance with applicable nonbankruptcy law and its certificate of incorporation and by-laws, as the same may be amended from time to time.

(d) Reorganized Debtors’ Officers. The officers of the Reorganized Debtors, other than Reorganized WorldCom, immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with the

Reorganized Debtors, and the applicable certificate of incorporation and by-laws, as the same may be amended from time to time.

9.03. Certificates of Incorporation and By-laws. The Reorganized WorldCom Certificate of Incorporation, the Reorganized WorldCom By-laws, and the certificates of incorporation and by-laws of each of the other Reorganized Debtors shall contain provisions necessary (i) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law, (ii) unless the Debtors and the Committee deem it unnecessary or inadvisable, to impose restrictions on the direct or indirect transferability of the New Common Stock or other equity of Reorganized WorldCom (“Reorganized WorldCom Equity”) such that (A) no person or “entity” may acquire or accumulate 4.75% or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the Reorganized WorldCom Equity and (B) no person or entity owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, 4.75% or more of the New Common Stock may acquire additional shares of Reorganized WorldCom Equity, subject to certain exceptions and limitations (including, without limitation, limited duration of restrictions as described below, the right of the Board of Directors to waive such restrictions in its reasonable discretion, and allowance for certain acquisitions without the need for prior Board of Directors approval, including, without limitation, qualified tender offers for all of Reorganized WorldCom’s stock), (iii) to impose the requirement that any “stock split” or “reverse stock split” within one (1) year after the Effective Date be approved by at least ninety-five (95%) percent of the holders of New Common Stock then outstanding; and (iv) to effectuate the provisions of the Plan. All restrictions on the transferability of the Reorganized WorldCom Equity described under clause (ii) above shall expire on the earlier of the second (2nd) anniversary of the Effective Date and the date on which the Board of Directors of Reorganized WorldCom in good faith determines that, (A) the requirements under section 382(l)(5) of the Tax Code will not be satisfied with respect to the ownership change occurring directly as a result of the consummation of the Plan or (B) electing treatment under section 382(l)(5) of the Tax Code is not in the best interests of Reorganized WorldCom or its stockholders. Reorganized WorldCom shall use good faith efforts to make the determination of whether a reasonable basis exists for taking the position that the requirements of section 382(l)(5) of the Tax Code have been satisfied, at the earliest date following the Effective Date that adequate information regarding the ownership of Reorganized WorldCom is reasonably available, and from time to time thereafter as additional information or developments relevant to this determination are reasonably available or occur.

9.04. Authorization and Issuance of New Securities. The issuance of the following securities by Reorganized WorldCom is hereby authorized without further act or action under applicable law, regulation, order, or rule:

(a)	The New Notes in an aggregate principal amount of up to five billion six hundred sixty-five million ($5,665,000,000) dollars;

(b)	Three billion (3,000,000,000) shares of New Common Stock; and

(c)	The Management Restricted Stock.

9.05. Listing of New Common Stock. Reorganized WorldCom shall use commercially reasonable efforts to cause the shares of New Common Stock to be listed on the NASDAQ National Market System for trading on or as soon as practicable after the Effective Date.

9.06. New Management Restricted Stock Plan. Prior to the Effective Date, Reorganized WorldCom shall adopt the New Management Restricted Stock Plan. Reorganized WorldCom shall, on the Effective Date, implement an equity-based program for certain of its employees, pursuant to which such employees shall receive restricted shares of New Common Stock (the “Management Restricted Stock”). The terms of the New Management Restricted Stock Plan shall be contained in the Plan Supplement.

9.07. New Employee Stock Purchase Plan. Prior to the Effective Date, Reorganized WorldCom shall adopt the New Employee Stock Purchase Plan. Reorganized WorldCom shall, on the Effective Date, implement an employee stock purchase plan intended to qualify under section 423 of the Tax Code. Pursuant to the New Employee Stock Purchase Plan, Reorganized WorldCom would purchase shares of New Common Stock on the open market in order to make such shares available to participating employees. The terms of the New Employee Stock Purchase Plan shall be contained in the Plan Supplement.

ARTICLE X

EFFECT OF CONFIRMATION

10.01. Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided herein. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.02. Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all existing debts and Claims, and shall terminate all Equity Interests, of any kind, nature, or description whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

10.03. Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

10.04. Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in any or all of the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or Reorganized Debtors with respect to any such Claim or Equity Interest, (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors on account of any such Claim or Equity Interest, (iv) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan, and (v) taking any actions to interfere with the implementation or consummation of the Plan.

10.05. Term of Injunctions or Stays. Unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

10.06. Exculpation. None of the Debtors, the Reorganized Debtors, the Indenture Trustees, the Covered Parties, or their respective professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct, gross negligence, criminal conduct, misuse of confidential information that causes damages, or ultra vires acts and, in all respects, the Debtors, the Reorganized Debtors, the Indenture Trustees, and the Covered Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this Section 10.06 shall limit the liability of the professionals of the Debtors, the Reorganized Debtors, the Indenture Trustees or the Covered Parties to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

10.07. Avoidance Actions. From and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession other than the Intermedia Avoidance Claims, which shall be extinguished pursuant to Section 5.06(a) of the Plan, and such other avoidance or recovery actions against parties to the Compromise and Settlements under Section 5.06 of the Plan.

10.08. Retention of Causes of Action/Reservation of Rights.

(a) Except as against parties to the Compromise and Settlements under Section 5.06 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives, (ii) the turnover of any property of the Debtors’ estates, and (iii) Causes of Action against current or former directors, officers, professionals, agents, financial advisors, underwriters, lenders, or auditors relating to acts or omissions occurring prior to the Commencement Date.

(b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.09. United States Exception. Notwithstanding any provision of the Plan or any document or order associated therewith, in accordance with 18 U.S.C. § 3613(e), nothing shall be deemed to waive, release, discharge, affect, or terminate any liability of, debt of, or Claim against Debtors, the Reorganized Debtors, or any non-Debtor in connection with any criminal action or criminal proceeding by the United States concerning conduct at any time by the Debtors (or their agents or present or former employees) or by the Reorganized Debtors (or their agents or present or former employees), and nothing herein shall release the Debtors, the Reorganized Debtors, or any non-Debtor from the criminal laws of the United States. Nothing in the Plan or in any document or order associated therewith shall be deemed to waive, release, discharge, affect, or terminate any Claim or right of the United States (or any agency or department thereof) to collect any Claim against or assert any right against any non-Debtor (including, but not limited to, any present or former employee, agent, officer, director, or principal of any Debtor or Reorganized Debtor).

10.10. Obligation to Defend. The Debtors or the Reorganized Debtors, as the case may be, shall, with respect to any action threatened or commenced by a third party against any Covered Party relating to or arising out of the conduct of such Covered Party during the Chapter

11 Cases with respect to the Plan, pursuit of confirmation of the Plan, consummation of the Plan, or the administration of the Plan: (i) pay all defense costs including, without limitation, reasonable attorneys’ fees; provided, however, that choice of counsel must be reasonably acceptable to the Covered Party and the Debtor or the Reorganized Debtor, as the case may be; (ii) pay the costs of any settlement; provided, however, any such settlement must be consented to by the Debtors or the Reorganized Debtors, as the case may be, which consent shall not be unreasonably withheld; and (iii) pay any judgment. Notwithstanding the foregoing, the obligations of the Debtors or the Reorganized Debtors, as the case may be, set forth above shall terminate with respect to any Covered Party to the extent that such Covered Party is determined by a final judgment to be guilty of gross negligence, willful misconduct, or breach of fiduciary duty. In such event, such Covered Party shall reimburse the Debtors or the Reorganized Debtors, as the case may be, for all payments made pursuant to this Section 10.10.

ARTICLE XI

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

11.01. Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.03 of the Plan:

(a) The Confirmation Order, in form and substance acceptable to the Debtors, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

(b) The New Notes Indenture shall be in form and substance reasonably acceptable to the Debtors, the Committee, the MatlinPatterson Investors, the Ad Hoc Committee of Intermedia Noteholders, the Ad Hoc Committee of MCIC Senior Noteholders, and the Ad Hoc Committee of WorldCom Noteholders;

(c) The Reorganized WorldCom Certificate of Incorporation and the Reorganized WorldCom By-laws shall be in form and substance reasonably acceptable to the Debtors, the Committee, the MatlinPatterson Investors, the Ad Hoc Committee of Intermedia Noteholders, and the Ad Hoc Committee of WorldCom Noteholders and shall be in form and substance reasonably acceptable to the Ad Hoc Committee of MCIC Senior Noteholders solely to the extent such documents affect the New Notes Indenture;

(d) The New Management Restricted Stock Plan and the New Employee Stock Purchase Plan shall be in form and substance reasonably acceptable to the Debtors, the Committee, the MatlinPatterson Investors, the Ad Hoc Committee of Intermedia Noteholders, and the Ad Hoc Committee of WorldCom Noteholders;

(e) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

(f) Subject to Section 5.05(d) of the Plan, the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order;

(g) The Debtors shall have paid the final judgment as set forth in the settlement between WorldCom and the Securities and Exchange Commission or, if approval of such settlement is stayed pending an appeal, the Debtors shall deposit all amounts due into an escrow account pending final resolution; and

(h) The members of the Ad Hoc MCI Trade Claims Committee shall have received the contributions of consideration as contemplated in Sections 4.12 and 4.13 of the Plan.

11.02. Failure of Conditions. In the event that one or more of the conditions specified in Section 11.01 of the Plan have not occurred on or before one hundred twenty (120) days after the Confirmation Date, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

11.03. Waiver of Conditions. The Debtors, in their sole discretion and to the extent not prohibited by applicable law, may waive one (1) or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.01 of the Plan; provided, however, that the Debtors may not waive the conditions precedent that provide for other parties’ reasonable acceptance without the consent of such parties (which shall not be unreasonably withheld or delayed); provided further, however, that the Debtors may only waive the condition set forth in Section 11.01(h) with the consent of the Ad Hoc MCI Trade Claims Committee.

ARTICLE XII

RETENTION OF JURISDICTION

12.01. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom;

(b) To hear and determine any and all adversary proceedings, applications, and contested matters;

(c) To hear and determine any objection to Administrative Expense Claims or Claims;

(d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f) To consider any amendments to, or modifications of, the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(h) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, including any disputes arising under Sections 5.12 or 6.18 of the Plan;

(i) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(j) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(k) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(l) To resolve any Disputed Claims;

(m) To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(n) To hear any other matter not inconsistent with the Bankruptcy Code; and

(o) To enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01. Effectuating Documents and Further Transactions. Each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments,

releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

13.02. Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, (i) the authorization to issue or cause to be issued the New Notes, the New Common Stock, and the Management Restricted Stock, (ii) the effectiveness of the Reorganized WorldCom Certificate of Incorporation, the Reorganized WorldCom By-laws, the certificates of incorporation and by-laws of the other Reorganized Debtors, (iii) all restructuring transactions effectuated pursuant to the Plan, (iv) the election or appointment, as the case may be, of directors and officers of Reorganized WorldCom and the other Reorganized Debtors, (v) the authorization and approval of a new revolving credit facility, a new term loan, the New Management Restricted Stock Plan, the New Employee Stock Purchase Plan, and the Registration Rights Agreement, and (vi) the qualification of Reorganized WorldCom or any of the Reorganized Debtors as a foreign corporation wherever the conduct of business by the Company requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, Reorganized WorldCom and the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) incorporated, in accordance with the applicable general corporation law of each such state.

13.03. Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

13.04. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.05. Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

13.06. Post-Effective Date Fees and Expenses. From and after the Effective Date, Reorganized WorldCom and the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized WorldCom and the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

13.07. Dissolution of the Committee. The Committee shall terminate on the Effective Date, except that the Committee may evaluate, object to (if necessary), and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications, if appropriate, and the Committee may continue to function after the Effective Date with respect to the consummation of the SEC final penalty judgment and distribution of the settlement funds thereunder. The post-Effective Date professional fees of the Committee for the services set forth in the preceding sentence shall be paid pursuant to Section 13.06 of the Plan.

13.08. Plan Supplement. The Reorganized WorldCom Certificate of Incorporation, the Reorganized WorldCom By-laws, the forms of certificates of incorporation and by-laws of each of the other Reorganized Debtors, Schedules 8.01(A) and 8.01(B) referred to in Section 8.01 of the Plan, a post-Effective Date revolving credit facility agreement, if any, the New Notes Indenture, the New Management Restricted Stock Plan, the New Employee Stock Purchase Plan, the Registration Rights Agreement, and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan; provided, however, that the New Notes Indenture, the New Management Restricted Stock Plan, and the New Employee Stock Purchase Plan shall be filed with the Clerk of the Bankruptcy Court at least thirty (30) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan; provided further, however, that the Debtors may amend (A) Schedules 8.01 (A) and 8.01 (B) through and including the Confirmation Date and (B) each of the other documents contained in the Plan Supplement, subject to Section 11.01 of the Plan, through and including the Effective Date in a manner consistent with the Plan and Disclosure Statement. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the Debtors’ independent website at www.elawforworldcom.com or upon written request to WorldCom in accordance with Section 13.16 of the Plan.

13.09. Amendment or Modification of the Plan. Alterations, amendments, or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder. Notwithstanding the forgoing, neither the Debtors nor any other party may modify Section 9.04(b) of the Plan or increase or decrease the aggregate number of shares of New Common Stock projected to be distributed pursuant to Article IV of the Plan between the Confirmation Date and the Effective Date. The amendment or modification of (i) the percentage recovery for the holders of MCIC Senior Debt Claims, MCIC Subordinated Debt Claims, Intermedia Senior Debt Claims, or Intermedia Subordinated Debt Claims or (ii) the form of distribution (i.e., New Notes) that shall be distributed to the holders of MCIC Senior Debt Claims shall be deemed to be material amendments or modifications to the holders of such Claims; provided, however, that the foregoing shall not be deemed to be material amendments or modifications to the holders of such Claims to the extent the Ad Hoc Committee of Intermedia Noteholders, the Ad Hoc Committee of MCIC Senior Noteholders, and the Ad Hoc Committee of Dissenting Bondholders, as appropriate, consent to such amendments or modifications.

13.10. Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

13.11. Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.12. Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, such Reorganized Debtors for all taxable periods through the Effective Date.

13.13. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit or schedule hereto or in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

13.14. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

13.15. Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

13.16. Notices. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

WORLDCOM, INC.

22001 Loudoun County Parkway

Ashburn, VA 20147

Attn: Anastasia Kelly, Esq.

General Counsel

Telephone: (877) 624-1000

Facsimile: 703-886-5807

        -and-

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153

Attn: Marcia L. Goldstein, Esq.

Lori R. Fife, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

        -and-

WEIL, GOTSHAL & MANGES LLP

700 Louisiana, Suite 1600

Houston, TX 77002

Attn: Alfredo R. Perez, Esq.

Telephone: (713) 546-5000

Facsimile: (713) 224-9511

Dated: New York, New York

   October 21, 2003

Respectfully submitted, WORLDCOM, INC., et al. (for itself and on behalf of each of the Debtors)

By:	/s/ Anastasia Kelly
Name:	Anastasia Kelly, Esq.
Title:	General Counsel

Counsel:

Marcia L. Goldstein, Esq. (MG 2606)

Lori R. Fife, Esq. (LF 2839)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

and

Alfredo R. Perez, Esq.

WEIL, GOTSHAL & MANGES LLP

700 Louisiana, Suite 1600

Houston, TX 77002

Telephone: (713) 546-5000

Facsimile: (713) 224-9511

Attorneys for Debtors and Debtors in Possession